Exhibit 2.3

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our restated articles of incorporation and our amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our restated articles of incorporation and amended and restated bylaws, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of “blank check” preferred stock, par value $0.001 per share

As of May 28, 2026, there were 19,653,886 shares of common stock and no shares of preferred stock issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Nevada Revised Statutes.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our restated articles of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our amended and restated bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

Our board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. Our board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of those shares. The rights of the holders of common stock will be subject to and may be affected adversely by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of our board of directors more difficult. No rights, preferences or privileges have yet been determined and no shares of preferred stock have been issued.

Warrants

The Company had 6,691,370 and 6,548,113 common stock equivalents, primarily stock options and warrants, for the years ended December 31, 2025 and 2024, respectively. For the years ended December 31, 2025 and 2024, the assumed exercise of the Company’s common stock equivalents were not included in the calculation as the effect would be anti-dilutive.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes and our amended and restated bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes and our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada Anti-Takeover Statutes

We have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

We have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 - 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Bylaws

In addition, various provisions of our amended and restated bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our amended and restated bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the amended and restated bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our amended and restated bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our amended and restated bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 50,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, the board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our amended and restated bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Vstock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.